December 2014 Preliminary Terms No. 30 Registration Statement No. 333-200365 Dated December 3, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities
The securities offered are unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  The securities will be automatically redeemed if the index closing value on any of the first five semi-annual determination dates is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 8.60% per annum, as described below.  If the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $10 plus the product of $10 and 150% of the index percent increase.  The index percent increase is the percentage increase of the highest closing value of the underlying index observed on the daily observation dates during the term of the securities, as compared to the initial index value.  If the final index value is less than the initial index value but greater than or equal to the trigger level of 75% of the initial index value, the payment at maturity for each security will be equal to $10.  If, however, the final index value is less than the trigger level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than $7.50 per security and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.  These securities are for investors who are willing to risk their principal and forego current income in exchange for the possibility of receiving an early redemption payment or payment at maturity based on the highest closing value on any of the daily observation dates during the term of the securities but only if the final index value is greater than or equal to the initial index value.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	December 19, 2014
Original issue date:	December 24, 2014 (3 business days after the pricing date)
Maturity date:	December 22, 2017
Early redemption:
If, on any of the first five semi-annual determination dates, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 8.60% per annum for each semi-annual determination date, as follows:
•  1st determination date: $10.43
•  2nd determination date: $10.86
•  3rd determination date: $11.29
•  4th determination date: $11.72
•  5th determination date: $12.15
No further payments will be made on the securities once they have been redeemed.

Determination dates:
1st determination date: June 19, 2015
2nd determination date: December 21, 2015
3rd determination date: June 20, 2016
4th determination date: December 19, 2016
5th determination date: June 19, 2017
Final determination date: December 19, 2017
The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:	The third business day after the relevant determination date
Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
•      If the final index value is greater than or equal to the initial index value:
$10 + ($10 × index percent increase × 150%)
•      If the final index value is less than the initial index value but greater than or equal to the trigger level:
         $10
•      If the final index value is less than the trigger level:
         $10 × index performance factor.
Under these circumstances, you will lose a significant portion or all of your investment.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.616 per security, or within $0.225 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10.00	$0.20(1)
		$0.05(2)	$9.75
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” on page 16.
The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.
  Product Supplement for Auto-Callable Securities dated November 19, 2014       Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

Terms continued from previous page:
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Index percent increase:	(Conditional observation index value – initial index value) / initial index value
Index performance factor:	Final index value divided by the initial index value
Trigger level:	, which is 75% of the initial index value
Conditional observation index value:	The highest index closing value of the underlying index observed on the observation dates
Observation dates:	Each trading day on which no market disruption event occurs during the period from but excluding the pricing date to and including the final determination date
CUSIP / ISIN	61764M216 / US61764M2162
Listing:	The securities will not be listed on any securities exchange.

December 2014	Page 2

Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

Investment Summary
Auto-Callable Securities
Principal at Risk Securities

Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017 (the “securities”) do not provide for the regular payment of interest and do not guarantee the repayment of principal.  The securities will be automatically redeemed if the index closing value on any of the first five semi-annual determination dates is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 8.60% per annum, as described below.  If the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $10 plus the product of $10 and 150% of the index percent increase.  The index percent increase is the percentage increase of the highest closing value of the underlying index observed on the daily observation dates during the term of the securities, as compared to the initial index value.  If the final index value is less than the initial index value but greater than or equal to the trigger level of 75% of the initial index value, the payment at maturity for each security will be equal to $10.  If, however, the final index value is less than the trigger level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than $7.50 per security and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Maturity:	Approximately 3 years
Potential automatic early redemption semi-annually:
If, on any of the first five semi-annual determination dates, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 8.60% per annum for each semi-annual determination date, as follows:
•   1st determination date: $10.43
•   2nd determination date: $10.86
•   3rd determination date: $11.29
•   4th determination date: $11.72
•   5th determination date: $12.15
No further payments will be made on the securities once they have been redeemed.

Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
•      If the final index value is greater than or equal to the initial index value:
$10 + ($10 × index percent increase × 150%)
•      If the final index value is less than the initial index value but greater than or equal to the trigger level:
$10
•      If the final index value is less than the trigger level:
$10 × index performance factor.
If the final index value is less than the trigger level, investors will be fully exposed to the negative performance of the underlying index and will receive a payment at maturity that is less than $7.50 per security and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Conditional observation feature:
The index percent increase, which will be applicable only if the securities are not redeemed and the final index value is greater than or equal to the initial index value, will equal the percentage increase of the highest closing value of the underlying index observed on the daily observation dates during the term of the securities, as compared to the initial index value.

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

The original issue price of each security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $10.  We estimate that the value of each security on the pricing date will be approximately $9.616, or within $0.225 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the trigger level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities will be automatically redeemed for an early redemption amount corresponding to a return of approximately 8.60% per annum if the index closing value on any of the first five semi-annual determination dates is greater than or equal to the initial index value.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed and the payment at maturity may be significantly less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity
When the underlying index closes at or above the initial index value on one of the first five semi-annual determination dates, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately 8.60% per annum.

Scenario 2: The securities are not redeemed prior to maturity, and investors receive a positive return at maturity based on the conditional observation index value
This scenario assumes that the underlying index closes below the initial index value on each of the first five semi-annual determination dates.  Consequently, the securities are not redeemed prior to maturity.  On the final determination date, the underlying index closes at or above the initial index value.  At maturity, investors will receive a cash payment equal to the stated principal amount plus the product of $10 and 150% of the index percent increase.  The index percent increase is the percentage increase of the highest closing value of the underlying index observed on the daily observation dates during the term of the securities, as compared to the initial index value.

Scenario 3: The securities are not redeemed prior to maturity, and investors receive the stated principal amount at maturity
This scenario assumes that the underlying index closes below the initial index value on each of the first five semi-annual determination dates.  Consequently, the securities are not redeemed prior to maturity.  On the final determination date, the underlying index closes below the initial index value but at or above the trigger level.  At maturity, investors will receive an amount equal to the stated principal amount.

Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a loss of principal at maturity
This scenario assumes that the underlying index closes below the initial index value on each of the first five semi-annual determination dates.  Consequently, the securities are not redeemed prior to maturity.  On the final determination date, the underlying index closes below the trigger level.  At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor.  Under these circumstances, the payment at maturity will be less than $7.50 per security and could be zero.

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether the securities are redeemed prior to maturity will be determined by reference to the index closing value on each of the first five semi-annual determination dates, and the payment at maturity will be determined by reference to the index closing value on the final determination date, and, if the final index value is greater than or equal to the initial index value, by reference to the highest index closing value observed on the observation dates.  The actual initial index value and trigger level will be determined on the pricing date.  Some numbers appearing in the examples below have been rounded for ease of analysis.  All payments on the securities are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Stated principal amount:	$10
Hypothetical initial index value:	3,200
Hypothetical trigger level:	2,400, which is 75% of the hypothetical initial index value
Early redemption payment:
The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 8.60% per annum for each semi-annual determination date, as follows:
•    1st determination date: $10.43
•    2nd determination date: $10.86
•    3rd determination date: $11.29
•    4th determination date: $11.72
•    5th determination date: $12.15
No further payments will be made on the securities once they have been redeemed.

Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
•    If the final index value is greater than or equal to the initial index value:
$10 + ($10 × index percent increase × 150%)
•    If the final index value is less than the initial index value but greater than or equal to the trigger level:
$10
•    If the final index value is less than the trigger level:
$10 × index performance factor.
Under these circumstances, you will lose a significant portion or all of your investment.

Conditional observation feature:
The index percent increase, which will be applicable only if the securities are not redeemed and the final index value is greater than or equal to the initial index value, will equal the percentage increase of the highest closing value of the underlying index observed on the daily observation dates during the term of the securities, as compared to the initial index value.

Automatic Call:

Example 1 — the securities are redeemed following the second determination date

Date	Index closing value	Payment (per security)
1st determination date	2,800 (below the initial index value, securities are not redeemed)	--
2nd determination date	3,400 (at or above the initial index value, securities are automatically redeemed)	$10.86

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

In this example, the index closing value on the first determination date is below the initial index value, and the index closing value on the second determination date is above the initial index value.  Therefore the securities are automatically redeemed on the second early redemption date.  Investors will receive $10.86 on the related early redemption date, corresponding to an annual return of approximately 8.60%.  No further payments will be made on the securities once they have been redeemed.

Payment at Maturity

The following examples assume that the index closing value on each of the first five semi-annual determination dates is less than the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.  The following examples illustrate the payment at maturity on the securities for a range of hypothetical closing values of the underlying index on the final determination date, and, if applicable, on the daily observation dates, taking into account whether or not the final index value is greater than or equal to the initial index value.

I. If the final index value is greater than or equal to the initial index value:

Payment at maturity = $10 + ($10 × index percent increase × 150%)

In the scenario where the final index value is greater than or equal to the initial index value, the payment at maturity will depend solely on the index percent increase, which is the percentage increase of the highest closing value of the underlying index observed on the daily observation dates over the term of the securities, as compared to the initial index value.

	Example 2	Example 3
Hypothetical final index value:	3,680	3,202
Hypothetical conditional observation index value (the highest closing value of the underlying index observed on the daily observation dates over the term of the securities):	3,840 (resulting in an index percent increase of 20%)	4,160 (resulting in an index percent increase of 30%)
Payment at maturity:	$10 + ($10 × index percent increase × 150%) = $13.00	$10 + ($10 × index percent increase × 150%) = $14.50

In Example 3, although the final index value has increased from the initial index value by less than 0.1% (which is substantially less than the percentage increase of 15% in Example 2), investors benefit from a 30% increase in the underlying index observed on one of the daily observation dates over the term of the securities and realize a return on the securities equal to 45%, which is greater than the 30% return achieved in Example 2.

II. If the final index value is less than the initial index value:

In the scenario where the final index value is less than the initial index value, the conditional observation feature will not apply, and the payment at maturity will depend solely on the final index value, as follows:

If the final index value is less than the initial index value but greater than or equal to the trigger level, which means that the underlying index has depreciated by no more than 25% from its initial index value, the payment at maturity will be $10.00.

If the final index value is less than the trigger level, which means that the underlying index has depreciated by more than 25% from its initial index value, the payment at maturity will be less than $7.50 per security and could be zero.

	Example 4	Example 5
Hypothetical final index value:	2,880	1,600
Hypothetical index performance factor:	90%	50%
Payment at maturity:	$10.00	$10.00 × 50% = $5.00

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

In Example 4, because the final index value is less than the initial index value but greater than or equal to the trigger level, the investor would receive the $10.00 stated principal amount per security.

In Example 5, because the final index value is less than the trigger level, the payment at maturity would be significantly less than the stated principal amount of $10.00 by an amount that is proportionate to the full percentage decrease of the underlying index over the term of the securities.  In this example, since the final index value declined by 50% from the initial index value, the payment at maturity would be $5.00 per security (50% of the stated principal amount).

If the securities are not called and the final index value is less than the trigger level, you will lose a significant portion or all of your investment in the securities.

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

Risk Factors

The following is a list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

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The securities do not pay interest or guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of any of the principal amount at maturity.  If the securities have not been automatically redeemed prior to maturity and if the final index value is less than the initial index value but greater than or equal to the trigger level, you will receive only the principal amount of $10 per security.  if the final index value is less than the trigger level, you will be exposed to the full decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor.  In this case, the payment at maturity will be less than $7.50 per security and could be zero.

▪
You will benefit from the conditional observation feature only if the securities are not called and the final index value is greater than or equal to the initial index value.  Under the terms of the securities, you will benefit from the conditional observation feature only if the securities are not called and the final index value is greater than or equal to the initial index value.  If the final index value is less than the initial index value, you will lose the benefit of the conditional observation feature, and so you will not benefit from any increase in the underlying index observed on any of the daily observation dates during the term of the securities.  Instead, you will receive a payment at maturity that is calculated based solely on the final index value.  Under this scenario, the highest possible payment at maturity would be $10 per security, which would be payable only if the final index value is greater than or equal to the trigger level of 75% of the initial index value.  However, if the final index value is less than the trigger level, the payment at maturity will be less than $7.50 per security and could be zero.

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The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the EURO STOXX 50® Index,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the EURO STOXX 50® Index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the EURO STOXX 50® Index and changes in the constituent securities of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  You cannot predict the future performance of the EURO STOXX 50® Index based on its historical performance.  There can be no assurance that the closing value of the underlying index will be at or above the initial index value on any of the first five semi-annual determination dates so that the securities are called prior to maturity, or that the final index value

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Auto-Callable Securities with Conditional Observation Based on the Performance of the EURO STOXX 50® Index due December 22, 2017
Principal at Risk Securities

will be at or above the trigger level so that you do not suffer a significant loss on your initial investment in the securities.  See “EURO STOXX 50® Index Overview” below.

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There are risks associated with investments in securities linked to the value of foreign equity securities.  The securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon an early redemption or at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price,

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Principal at Risk Securities

because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the determination dates so that the securities are called, and the trigger level, which is the value at or above which the underlying index must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the determination dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the trigger level, the final index value, the index percent increase or the index performance factor, as applicable, whether the securities will be redeemed on any early redemption date and the payment you will receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see "Description of Auto-Callable Securities—Postponement of Determination Dates," "—Alternate Exchange Calculation in Case of an Event of Default,” "—Discontinuance of Any Underlying Index; Alternation of Method of Calculation” and "—Calculation Agent and Calculations" in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

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▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the determination of whether the securities will be redeemed on any subsequent early redemption date or the payment at maturity, as applicable, will be based on whether the value of the underlying index based on the closing prices of the securities constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is greater than or equal to the initial index value or the trigger level, as applicable.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Auto-Callable Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for Auto-Callable Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. Because the securities provide for the return of principal except where the final index value is below the trigger level, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on December 2, 2014:

Bloomberg Ticker Symbol:	SX5E
Current Index Closing Value:	3,238.35
52 Weeks Ago:	2,575.25
52 Week High (on 6/19/2014):	3,314.80
52 Week Low (on 10/16/2014):	2,874.65

The following graph sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2009 through December 2, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The index closing value of the underlying index on December 2, 2014 was 3,238.35.  We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification.  The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

EURO STOXX 50® Index Daily Index Closing Values January 1, 2009 to December 2, 2014

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EURO STOXX 50® Index	High	Low	Period End
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter (through December 2, 2014)	3,250.93	2,874.65	3,238.35

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of the maturity date and early redemption dates:
If any determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled early redemption date or maturity date, the early redemption date or maturity date will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to any early redemption payment or the payment at maturity made on such postponed date.

Underlying index publisher:	STOXX Limited
Denominations:	$10 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Auto-Callable Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Auto-Callable Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Auto-Callable Securities, insofar as they purport

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to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the securities constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the determination dates so that the securities are called, and the trigger level, which is the value at or above which the underlying index must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities.  Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the determination dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the

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transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as

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well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.20 for each security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 19, 2014
Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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